Exhibit 99.1

        PRESS RELEASE

March 17, 2010

CONTACT:	ECB Bancorp, Inc.
Thomas M. Crowder, Chief Financial Officer
(252) 925-5520
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp Announces First Quarter 2010 Dividend

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announced that on March 16, 2010, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.07 per share, payable April 12, 2010 to shareholders of record on March 29, 2010.

The announced First Quarter 2010 dividend of $.07 is a reduction from the previous quarterly dividend of $.1825 and represents a current annual yield of 2.5% based on the closing price of $11.35 for ECB Bancorp Stock (NASDAQ ECBE) on March 16, 2010.

A. Dwight Utz, President and CEO, ECB Bancorp stated, “The Board of Directors of ECB Bancorp and of The East Carolina Bank recognizes that the company has an opportunity for growth based on the current landscape of our industry and the eastern North Carolina market in which we operate. The reduction in the dividend will permit us to retain additional earnings and will add to the company’s current strong capital position and support our continued organic growth as well as any opportunity to grow through acquisitions. The dividend announced for first quarter 2010 is reflective of historical dividends as a percentage of earnings paid to our shareholders for the past 20 years prior to the economic downturn and recession of recent years. Going forward the Board of Directors has indicated it plans to review the dividend on a quarterly basis and adjust it appropriately based on future earnings and economic conditions.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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